Exhibit 10.62

SEPARATION, RELEASE AND REPURCHASE AGREEMENT

This Separation, Release and Repurchase Agreement (this “Agreement”) is made and entered into as of the 5th day of October, 2012 (the “Effective Date”) by and among PrinceRidge Partners LLC, a Delaware limited liability company (the “Company”), PrinceRidge Holdings LP, a Delaware limited partnership (the “Partnership,” and together with the Company, “PrinceRidge”), IFMI, LLC, a Delaware limited liability company (“IFMI”), Institutional Financial Markets, Inc., a Maryland corporation (“IFMI Parent”), and Ronald J. Garner (“Executive”).

RECITALS

WHEREAS, Executive, the Partnership and the Company are parties to that certain Amended and Restated Supplementary Agreement dated May 31, 2011 (the “Supplementary Agreement”) entered into in accordance with Section 3.02 of the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated May 31, 2011, as may be amended from time to time (the “Partnership Agreement”), and Section 3.02 of the Fourth Amended and Restated Limited Liability Company Agreement of the Company dated May 31, 2011, as may be amended from time to time (the “LLC Agreement”);

WHEREAS, Executive, the Partnership, the Company and IFMI Parent are parties to that certain Executive Agreement dated May 31, 2011, as amended (the “Executive Agreement”);

WHEREAS, on February 29, 2012, Executive resigned for Good Reason (as such term is defined in the Executive Agreement) as the Co-Head of the Business of the Partnership, the employment of Executive with the Company and the Partnership ceased, and the Term of the Executive Agreement was terminated (the “Initial Termination Date”);

WHEREAS, pursuant to Section 5.2(b)(v) of the Executive Agreement, upon Executive’s resignation for Good Reason he was deemed to Voluntarily Withdraw (as defined in the Partnership Agreement and the LLC Agreement) from the Partnership and from the Company with Target Minimum Repurchase Amounts and Target Repurchase Dates for purposes of Sections 8.02(a)(A) and 8.02(a)(B) of the Partnership Agreement and the LLC Agreement, respectively, modified as described in Section 5.2(b)(v) of the Executive Agreement;

WHEREAS, following the Initial Termination Date, the Partnership employed Executive on an at-will basis;

WHEREAS, on the date hereof, the at-will employment of Executive ceased (the “Employment Termination Date”);

WHEREAS, pursuant to Section 8.02 of the Partnership Agreement and Section 8.02 of the LLC Agreement, PrinceRidge is required to repurchase Executive’s 19,983 Profit Units and 20,202 Equity Units (in each case as defined in the Partnership Agreement) of the Partnership (together, the “Partnership Units”) and 205 Profit Units and 205 Equity Units (in each case as defined in the LLC Agreement) of the Company (the “Company Units,” and together with the Partnership Units, the “Securities”) no later than the Target Repurchase Dates and in amounts which shall be no less than the Target Minimum Repurchase Amount designated in Section 8.02 of the Partnership Agreement and Section 8.02 of the LLC Agreement, as modified by the terms of the Executive Agreement;

WHEREAS, PrinceRidge is willing to redeem the Securities on the Effective Date (as defined in Section 13 below) instead of on the Target Repurchase Dates upon the terms and conditions of this Agreement; and

WHEREAS, Executive is willing to have the Securities redeemed on the Effective Date rather than the Target Repurchase Dates in return, inter alia, for the conversion of the balance of the unpaid portion of the Purchase Price (as defined below) into a debt instrument issued by the Partnership. For the avoidance of doubt, such debt instrument will be senior in the capital structures of the Company and the Partnership, respectively, to any equity interests in the Company and the Partnership, respectively.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.      Definitions. As used in this Agreement, the term “Affiliate” shall have the meaning ascribed to such term in the Partnership Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Executive Agreement.

2.      Cessation of Employment, etc.

(a)    Effective on the Employment Termination Date, Executive’s employment with the Company and the Partnership ceased pursuant to Executive’s resignation. Executive hereby acknowledges and agrees that, effective on the Initial Termination Date, the Term of the Executive Agreement ceased. The Supplementary Agreement shall terminate on the Effective Date. The Effective Date shall constitute the “Withdrawal Date” for purposes of each of the Partnership Agreement and the LLC Agreement, and effective at such time, Executive shall no longer be a Member of the Company or a Partner of the Partnership.

(b)    On the date hereof, Executive shall deliver to the Company a notice, in a form acceptable to the Company, whereby Executive shall resign from all positions and offices of the Company and the Partnership and their respective Affiliates. Following the Effective Date, Executive shall not be deemed an officer or manager of the Company or the Partnership for any purpose.

3.      Return of Property and Associated Expenses. Immediately following the Effective Date, Executive shall return to Milly Cashman all tangible property of the Company, the Partnership, IFMI, IFMI Parent, and their respective Affiliates in Executive’s possession or under Executive’s custody or control. Executive also must use his reasonable best efforts to destroy or safeguard all PrinceRidge-related electronically stored information (including but not limited to emails) in Executive’s possession, including on any personal computer and/or other storage devices or equipment or personal email accounts. Notwithstanding the prior sentence, PrinceRidge recognizes that Executive was a founder of PrinceRidge and, as such, may have

PrinceRidge-related information stored in multiple locations, including computers and/or storage devices; therefore, and for the avoidance of doubt, Executive shall not be required to destroy any personal computer which may possibly store any of such information, but Executive shall treat any such PrinceRidge-related information (including any computer and/or storage device on which such information is stored) with the same care and take such steps as are necessary to protect such PrinceRidge-related information as if such PrinceRidge-related information was (or any such computers and/or storage devices contained) his own personal or confidential information. Notwithstanding the foregoing, (i) Executive shall be entitled to retain copies of agreements with the Company, the Partnership, IFMI or IFMI Parent in which he retains rights or obligations following the Effective Date, (ii) with respect to any tangible property of PrinceRidge discovered by Executive to be in his possession on or after the Effective Date, Executive may either return to PrinceRidge, safeguard or destroy such property.

4.      Post-Employment Obligations. PrinceRidge, IFMI and IFMI Parent hereby acknowledge and agree that the restrictive covenants set forth in Section 6.2 of the Executive Agreement and the restrictions of Section 6.4 of the Executive Agreement are null and void and of no further force or effect. Executive acknowledges and agrees that, from and after the Employment Termination Date, he shall continue to be bound by the covenants set forth in Section 6.1 of the Executive Agreement.

5.      Redemption of the Securities; Issuance of Promissory Note.

(a)    PrinceRidge hereby agrees to redeem the Securities on the Effective Date for an aggregate purchase price (the “Purchase Price”) of Two Million Six Hundred Sixty-Six Thousand Nine Hundred Seventy-One and 83/100 Dollars ($2,666,971.83). The Purchase Price shall be payable as follows: (i) the Partnership shall pay to Executive on the Effective Date One Million Three Hundred Thirty-Three Thousand Four Hundred Eighty-Five and 91/100 Dollars ($1,333,485.91) in cash; and (ii) the Partnership shall issue to Executive on the Effective Date a promissory note in the aggregate principal amount of One Million Three Hundred Thirty-Three Thousand Four Hundred Eighty-Five and 91/100 Dollars ($1,333,485.91), in the form set forth in Exhibit A attached hereto (the “Promissory Note”).

(b)    The parties acknowledge and agree that, as of July 31, 2012, the aggregate value of Executive’s capital accounts in both the Company and the Partnership based upon the books and records of PrinceRidge and calculated in accordance with generally accepted accounting principles consistently applied with past practice was Two Million Seven Hundred Fifty-One Thousand Three Hundred Sixty-Three and 92/100 Dollars ($2,751,363.92).

(c)    In connection with such redemption, Executive shall deliver to PrinceRidge an executed Assignment, in the form set forth in Exhibit B attached hereto.

(d)    From and after the date hereof until such time as the Promissory Note is indefeasibly paid in full, neither PrinceRidge nor any subsidiary thereof shall (i) engage in any sale of substantially all of its businesses; (ii) merge or consolidate with any other person or engage in a division, conversion, dissolution or liquidation; (iii) purchase or redeem or otherwise acquire for value any of the equity interests of PrinceRidge held by IFMI; (iv) declare or make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any equity interests of PrinceRidge held by any person other than the Current Individual Members/Partners (as defined below), or set aside any funds for any such purpose; (v) enter into any transaction with IFMI or IFMI Parent or any affiliate of either of them or of PrinceRidge on terms less favorable than available to PrinceRidge or its subsidiaries in a similar transaction with a third-party; (vi) waive any of the matters set forth in Section 2.06 of the LLC Agreement if such waiver would adversely affect Executive; or (vii)(A) take any action set forth in Section 4.09(d) of the LLC Agreement if such action would adversely affect Executive, (B) take any action set forth in Section 4.09(e) of the LLC Agreement if such action would cause the Promissory Note to be structurally subordinate to any equity interests of the Partnership and/or Company, (C) take any action set forth in Section 4.09(f) of the LLC Agreement if such action would adversely affect Executive and if such action is not in the ordinary course of business, consistent with past practice, of the Partnership or the Company, (D) take any action in Section 4.09(j) of the LLC Agreement if such action would adversely affect Executive, or (E) take any action set forth in Section 4.09 (a), (b), (c) or (m) of the LLC Agreement; provided, however, PrinceRidge and any subsidiary shall be permitted to take any of the actions set forth clauses (iii) and (iv) if in connection therewith the Partnership pre-pays the Promissory Note in an amount equal to (x) the amount then outstanding under the Promissory Note, multiplied by (y) the fraction where (1) the numerator is the amount to be paid to IFMI in connection with such action, and (2) the denominator is the book value (as reflected on the balance sheet of PrinceRidge and determined in accordance with generally accepted accounting principles consistently applied with past practice) of the equity interests of PrinceRidge held by IFMI immediately prior to the taking of such action. “Current Individual Members/Partners” shall mean Colette Dow, Felix Patrow, Scott Vandersnow, Tom Connors, Armand Pastine, Leland Harrs, John McNicholas and Paul Pasqua.

(e)    Until such time as the Promissory Note is indefeasibly paid in full, the Partnership shall continue to provide to Executive the monthly financial report of the Partnership together with a computation of the book value of the Partnership as reflected on its balance sheet and determined in accordance with generally accepted accounting principles consistently applied with past practice and, at least weekly, the “PrinceRidge Revenue Report.”

6.      Forfeiture of Equity Awards. Effective on the Effective Date, unvested equity awards Executive has received from PrinceRidge and its Affiliates, if any, shall be forfeited.

7.      Non-Disparagement. Executive agrees that he shall not engage in any activity or make any statement that may disparage or reflect negatively on PrinceRidge, IFMI, IFMI Parent, any of their respective subsidiaries, or any officers, managers, partners, members or employees of any of the foregoing. Each of PrinceRidge, IFMI and IFMI Parent agrees that it shall not, and it shall cause its executive officers, the IFMI Managers (as such term is defined in the LLC Agreement), any entity that is controlled by PrinceRidge (the “Control Entities”), and the executive officers of the Control Entities not to, and PrinceRidge shall advise the remaining partners and members of PrinceRidge not to, engage in any activity or make any statement that may disparage or reflect negatively on Executive. However, nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with an obligation to testify truthfully in any legal, judicial or regulatory forum; or (ii) to restrict or otherwise interfere with any right and/or obligation to contact, cooperate with or provide information to any government agency or commission.

8.      Release by Executive.

(a)    General Release. For Executive and his respective heirs, administrators, executors, agents, beneficiaries and assigns, Executive hereby waives, releases and forever discharges to the maximum extent of the law the Released Parties (as defined in subparagraph (d) below) of and from any and all Claims (as defined in subparagraph (c) below) and any monetary or personal relief for such Claims. This General Release of Claims by Executive (“Release”) covers all Claims Executive has or may have against the Released Parties arising from the beginning of time up to and including the date Executive signs this Agreement. Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default (which has not been cured within any applicable cure period), this Release shall be null and void ab initio and of no further force or effect; provided, however, thereafter, in the event that the Promissory Note is indefeasibly paid in full by December 31, 2012, the Release shall be fully reinstated and be of full force and effect as if it was never voided (such date and time periods to be of the essence).

(b)    Exclusions. Notwithstanding any other provision of this Release, the following are not barred by the Release: (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims relating to a breach of this Agreement; (d) Claims relating to rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); (e) Claims relating to employee benefit plans; (f) Claims relating to the exculpation or indemnification of Executive under (i) Section 4.09(d) of the Partnership Agreement, (ii) with respect to Claims relating to the tax years 2011 and 2012 only, Section 12.03(d) of each of the Partnership Agreement and the LLC Agreement, (iii) Sections 4.18(e), 4.18(f) and 4.18(g) of the LLC Agreement, and/or (iv) Sections 5.5 and 5.6 of the Executive Agreement; (g) Claims relating to fraud (to the extent material to Executive), embezzlement, theft or criminal misconduct by the Released Parties against Executive which were unknown to Executive on the Effective Date and which Executive should not have known on or prior to the Effective Date; and (h) Claims which legally may not be waived. In addition, this Release will not operate to limit or bar Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission (EEOC) and/or any other federal, state or local government agency or commission and to participate in an investigation by the EEOC and/or such other federal, state or local government agency or commission, although the Release does bar Executive’s right to recover any personal relief if Executive files a Claim or anyone files a Claim on Executive’s behalf. For the avoidance of doubt, nothing in this Agreement shall limit or restrict Executive’s rights under (i) Section 4.09(d) of the Partnership Agreement, (ii) with respect to Claims relating to the tax years 2011 and 2012 only, Section 12.03(d) of each of the Partnership Agreement and the LLC Agreement, (iii) Sections 4.18(e), 4.18(f) and 4.18(g) of the LLC Agreement, and/or (iv) Sections 5.5 and 5.6 of the Executive Agreement. Notwithstanding the foregoing, each of the Company and the Partnership hereby (i) acknowledges the validity of that certain Letter Agreement, dated as of April 19, 2011 (the “Letter Agreement”), by and among Executive and the other members and partners of the Company and the Partnership as of such date, and (ii) agrees that this Section 8 shall not interfere with the rights and obligations of the parties to the Letter Agreement.

The following provisions further explain this Release:

(c)    Definition of Claims. Except as stated above, “Claims” includes, without limitation, all actions or demands of any kind that Executive now has or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected, those that Executive may have already asserted or raised as well as those that Executive has never asserted or raised. By agreeing to this Release, Executive is waiving, to the maximum extent permitted by law, any and all Claims which Executive has or may have against Released Parties arising out of or relating to any agreement, conduct, matter, event or omission existing or occurring before Executive signs this Agreement, including but not limited to the following:

•	any Claims having anything to do with Executive’s employment by or associations with PrinceRidge, IFMI, IFMI Parent and any of their respective Affiliates;

•	any Claims having anything to do with the termination of Executive’s employment with PrinceRidge, IFMI, IFMI Parent and any of their respective Affiliates;

•

any Claims under the Partnership Agreement, the LLC Agreement, the Contribution Agreement dated April 19, 2011 by and among Executive, PrinceRidge and the other parties thereto (the “Contribution Agreement”), the Executive Agreement, and the Supplementary Agreement;

•

any Claims for severance, benefits, bonuses, fees, receivables, equity, equity awards, commissions, draws and/or other compensation or payments of any kind, in each case whether unpaid, withheld, undelivered or otherwise;

•

any breach of contract Claims (whether express or implied, oral or written), including, without limitation, any Claims under the Partnership Agreement, the LLC Agreement, the Contribution Agreement, the Executive Agreement, and the Supplementary Agreement;

•	any Claims for reimbursement of expenses of any kind;

•	any tort Claims, such as for defamation or emotional distress;

•	any Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•

any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, alienage, citizenship, marital and/or partnership status, national origin, ancestry, sexual orientation and/or preference, gender identity, genetic information, status as a victim of domestic violence, sex offenses or stalking and/or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Americans with

Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance, the New York Human Rights Law, the New York City Human Rights Law, the New York State Executive Law, the New York Labor Law, and the New York City Administrative Code) and any Claims for retaliation under any of the foregoing laws;

•	any Claims under the Occupational Safety and Health Act, and similar state and local laws;

•	any Claims under the New York State Workers Adjustment and Retraining Notification Act;

•	any Claims regarding leaves of absence, including under the Family and Medical Leave Act of 1993;

•	any Claims arising under the Immigration Reform and Control Act;

•	any Claims arising under the National Labor Relations Act;

•	any Claims arising under the Sarbanes-Oxley Act or the Dodd-Frank Act;

•	any Claims for violation of public policy;

•	any claims under the federal and/or New York constitutions;

•	any whistleblower or retaliation Claims;

•	any Claims for emotional distress or pain and suffering;

•

any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation; and/or

•	any Claims for attorneys’ fees, including litigation expenses and all costs.

The foregoing list is intended to be illustrative and is not exhaustive.

(d)    Definition of Released Parties. “Released Parties” includes without limitation PrinceRidge, IFMI, IFMI Parent, each of their respective past, present and future parents, members, Affiliates, subsidiaries, divisions, predecessors, successors, assigns, funds, employee benefit plans and trusts, and all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing and each of their respective successors and assigns.

(e)    Acknowledgment of Scope of Release. Executive declares and agrees that any Claims Executive may have incurred or sustained may not be fully known to Executive and may be more numerous and more serious than Executive now believes or expects. Further, in making this Agreement, Executive relies wholly upon Executive’s own judgment of the future development, progress and result of any Claims, both known and unknown, and acknowledges that Executive has not been influenced to any extent whatsoever in the making of this Agreement by any representations or statements regarding any Claims made by individuals or entities who are within the definition of Released Parties in subparagraph (d).

(f)    Adequacy of Consideration. Executive acknowledges and agrees that the consideration set forth herein:

•	is not required by any policy, plan or prior agreement;

•	constitutes adequate consideration to support the Release in subparagraph (a) above; and

•	fully compensates Executive for the Claims Executive is releasing.

Executive further acknowledges that he accepts the terms herein in full settlement and satisfaction of all such Claims. For purposes of this paragraph, “consideration” means something of value to which Executive is not already entitled.

(g)    Age Discrimination Claims. If the Release is not enforceable with respect to any Claim based on any federal, state or local age discrimination laws, and a legal or other proceeding is initiated by Executive against PrinceRidge, IFMI and/or IFMI Parent with respect to any such Claim, then the parties hereto agree that the non-prevailing party in such proceeding shall pay all of the costs and expenses (including, without limitation, all attorneys’ fees) incurred by the prevailing party in connection with such proceeding.

9.      Release by PrinceRidge et al. In consideration of Executive’s promises as stated herein, each of PrinceRidge, IFMI, IFMI Parent, and each Control Entity hereby voluntarily, knowingly and irrevocably releases and discharges Executive, his successors, assigns, and agents (in their individual and representative capacities), from any and all claims, complaints, rights, action, causes of action, lawsuits, debts, contracts, controversies, agreements, promises, damages, judgments, demands, or obligations whatsoever that any such party now has or may have or claim in the future, of whatever kind or description, either in law or in equity, based on whatever legal theory, whether known or unknown, suspected or unsuspected, whether or not asserted and/or raised, arising from the beginning of time up to and including the Effective Date, and arising from or relating to, directly or indirectly, any conduct, matter, event or omission existing or occurring before the Effective Date (collectively, “PR Claims”), except for (a) any PR Claims relating to (1) fraud, to the extent material to the financial condition, net worth or results of operations of PrinceRidge, IFMI or IFMI Parent, (2) embezzlement, (3) breach of fiduciary duty, (4) theft or (5) criminal misconduct, in each case by Executive against PrinceRidge, IFMI, IFMI Parent, or any Control Entity and which were unknown to IFMI or IFMI Parent on the Effective Date and which neither IFMI nor IFMI Parent should have known prior to the Effective Date, and (b) PR Claims relating to the validity of this Agreement, the enforcement of this Agreement, or a breach of this Agreement. Nothing in this Agreement shall limit or restrict Executive’s rights under (i) Section 4.09(d) of the Partnership Agreement, (ii) with respect to Claims relating to the tax years 2011 and 2012 only, Section 12.03(d) of each of the Partnership Agreement and the LLC Agreement, (iii) Sections 4.18(e), 4.18(f) and 4.18(g) of the LLC Agreement, and/or (iv) Sections 5.5 and 5.6 of the Executive Agreement.

10.    Representations, Warranties and Covenants of Executive. Executive hereby represents and warrants, on behalf of himself and his heirs, successors and assigns, to PrinceRidge, IFMI and IFMI Parent as follows:

(a)    Executive has the requisite power, authority and capacity to enter into and deliver this Agreement to perform Executive’s obligations hereunder and to consummate the transactions contemplated hereby. Executive has duly executed and delivered this Agreement and has obtained the necessary authorization, if any, to execute and deliver this Agreement, to perform Executive’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement is a valid, legal and binding obligation of Executive, enforceable against Executive in accordance with its terms.

(b)    The execution, delivery and performance by Executive of this Agreement and the consummation by Executive of the transactions contemplated hereby do not and will not: (i) violate any law binding upon or applicable to Executive or Executive’s properties or require any consent, approval, waiver, action, order or authorization of, notice to, or registration or filing with, any person, entity or governmental body, agency or authority; or (ii) constitute a breach or violation of or default under (with or without notice or lapse of time or both) any contract, agreement or other instrument binding upon Executive.

(c)    Executive is the sole owner, beneficially and of record, of the Securities. Executive owns the Securities free and clear of all liens, pledges, security interests, and claims, charges, restrictions, prior assignments and encumbrances of any nature whatsoever.

(d)    Except for the Securities, Executive, his spouse and children, any entity controlled by Executive or any of his spouse or children, and any trust established for the benefit of Executive or any of his spouse or children do not own any capital stock, securities or equity interest of any kind or nature of PrinceRidge, IFMI, IFMI Parent or any of their respective subsidiaries.

(e)    Following the transactions contemplated by this Agreement, Executive, his spouse and children, any entity controlled by Executive or any of his spouse or children, and any trust established for the benefit of Executive or any of his spouse or children will own no securities convertible into, exchangeable for or evidencing the right to purchase or subscribe for, including any options, any shares of capital stock or other securities of PrinceRidge, IFMI, IFMI Parent or their respective subsidiaries. Except for this Agreement, Executive and his spouse and children have not entered into any agreement with respect to the voting, sale or transfer of any shares of capital stock or any other securities of PrinceRidge, IFMI, IFMI Parent or their respective subsidiaries.

(f)    Executive has not looked to, or relied in any manner upon, PrinceRidge, IFMI, IFMI Parent or any of their respective Affiliates, or any of the owners, directors, officers, partners, members, shareholders, attorneys, advisers, employees, agents or representatives of the foregoing (collectively, the “Specified Parties”) for advice regarding the legal, tax or financial consequences of the redemption of the Securities by PrinceRidge or the transactions contemplated by this Agreement, and neither PrinceRidge nor any of the Specified Parties has made or is making any representation or guarantee about any legal, tax or financial consequences or outcomes relating to the redemption of the Securities by PrinceRidge or the transactions contemplated by this Agreement. Executive has reviewed with his own tax advisors the federal, state and local tax consequences of the redemption of the Securities by PrinceRidge and the transactions contemplated by this Agreement. Executive understands and agrees that Executive (and not PrinceRidge or any of the Specified Parties) shall be responsible for Executive’s own tax liability that may arise as a result of the redemption of the Securities by PrinceRidge and the transactions contemplated by this Agreement. Executive has had the opportunity to consult with Executive’s own legal counsel, tax advisors, financial and other advisors in connection with the redemption of the Securities by PrinceRidge and the transactions contemplated by this Agreement and hereby acknowledges that Executive is relying solely on Executive’s own legal counsel, tax advisors, financial and other advisors, and not on PrinceRidge or any of the other Specified Parties or any of their respective agents or representatives, for legal, tax, financial or investment advice with respect to redemption of the Securities by PrinceRidge or the transactions contemplated by this Agreement.

(g)    For five years following the Effective Date, Executive shall not acquire, directly or indirectly, any capital stock, equity or ownership interests or rights or other securities of any kind or nature (or any options, securities, interests or rights convertible into, or exchangeable for, any capital stock, equity or ownership interests or rights or other securities of any kind or nature) of PrinceRidge, IFMI or IFMI Parent unless waived in writing by IFMI Parent.

11.    Representations and Warranties of PrinceRidge.

(a)    Each of PrinceRidge, IFMI and IFMI Parent hereby represents and warrants to Executive as follows:

    (i)    Such entity has the requisite power, authority and capacity to enter into and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such entity has duly executed and delivered this Agreement and has obtained the necessary authorization, if any, to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement is a valid, legal and binding obligation of such entity, enforceable against such entity in accordance with its terms.

    (ii)    The execution, delivery and performance by such entity of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not: (A) violate any law binding upon or applicable to such entity or its properties or, other than the approval of the Board of the Company which has been obtained prior to the date hereof, require any consent, approval, waiver, action, order or authorization of, notice to, or registration or filing with, any person, entity or governmental body, agency or authority; or (B) constitute a breach or violation of or default under (with or without notice or lapse of time or both) any contract, agreement or other instrument binding upon such entity.

    (iii)    As of August 31, 2012, the aggregate book value (as reflected on the balance sheet of the Partnership and the Company and determined in accordance with generally accepted accounting principles consistently applied with past practice) of the equity interests of the Partnership and the Company held by IFMI was $37,606,417.40.

12.    Miscellaneous.

(a)    Survival. The representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b)    Termination; Amendment. This Agreement may be terminated only by the mutual written consent of the parties hereto. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by each of the parties to be bound thereby.

(c)    Third Party Rights. Notwithstanding any other provision of this Agreement, except for the Specified Parties and the Released Parties, who shall be deemed to be third party beneficiaries of this Agreement, this Agreement shall not create benefits on behalf of any other person or entity not a party to this Agreement, and this Agreement shall be effective only as among the parties hereto, their successors and permitted assigns.

(d)    Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in such state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. If any provision of this Agreement or the application thereof to any person or entity or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or entities or circumstances shall not be affected thereby, and that provision shall be enforced to the greatest extent permitted by law. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Executive, PrinceRidge, IFMI, IFMI Parent, or any of the Released Parties. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.

(e)    Counterparts. This Agreement may be executed in separate counterparts (including, without limitation, counterparts transmitted by facsimile or by other electronic means), each of which shall be an original and all of which when taken together shall constitute one and the same agreement.

(f)    Entire Agreement. This Agreement (together with Exhibit A and Exhibit B hereto) contains the entire agreement and understanding between the parties hereto as to the subject matter hereof and, other than as specifically provided herein, supersedes all prior and contemporaneous negotiations and agreements (whether written or oral) with respect thereto. This Agreement shall not constitute a Supplementary Agreement, as such term is defined in the Partnership Agreement.

(g)    Further Assurances. Each party shall take such further actions and execute such further documents as may be reasonably requested by any other party in order to effectuate the purpose and intent of this Agreement.

(h)    Assignment. Each of the parties hereto agrees that he or it may not assign his or its rights or obligations under this Agreement.

(i)    Acknowledgment. Executive acknowledges and agrees that, subsequent to the termination of his employment, he shall not be eligible for any payments or benefits from PrinceRidge, IFMI or IFMI Parent except as expressly set forth in this Agreement. Executive also acknowledges and agrees that he has been paid for all time worked and has received all other compensation owed to him.

(j)    Headings. The headings contained in this Agreement are not a part of the Agreement and are included solely for ease of reference.

(k)    No Admission of Liability. Each party to this Agreement agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by any party, or any of the Released Parties and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since each party and the Released Parties expressly deny liability. Each party agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that no party nor the Released Parties believe or admit that any of them has done anything wrong.

(l)    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when delivered personally or sent by telex or telecopy or three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed or one (1) business day after being sent via a nationally recognized courier service for next business day delivery, to the party to whom it is directed:

If to PrinceRidge:

PrinceRidge Partners LLC

1633 Broadway, 28th Floor

New York, NY 10019

Attention: Chief Executive Officer

Facsimile: (646) 792-5610

with a copy to:

PrinceRidge Partners LLC

1633 Broadway, 28th Floor

New York, NY 10019

Attention: General Counsel

Facsimile: (646) 792-5610

If to IFMI or IFMI Parent:

c/o IFMI LLC

2929 Arch Street

Suite 1703

Philadelphia, PA 19104

Attention: Chief Executive Officer

Facsimile: (215) 701-8280

with a copy to:

c/o IFMI LLC

2929 Arch Street

Suite 1703

Philadelphia, PA 19104

Attention: General Counsel

Facsimile: (215) 701-8280

If to Executive:

Ronald J. Garner

687 Highview Drive

Wyckoff, NJ 07481

Facsimile:

with a copy to:

Sills Cummis & Gross P.C.

30 Rockefeller Plaza

New York, New York 10112

Facsimile: 212.643.6500

Attn: Michael R. Leighton, Esq.

(m)     Section 409A.

(i) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(ii)    PrinceRidge Representation. Each of PrinceRidge, IFMI and IFMI Parent hereby represents and warrants to, and covenants with, Executive that, on the Effective Date, Executive is not a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations).

(iii)    Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses actually incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of all eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to the liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.

13.    Consideration Period. By signing and returning this Agreement, Executive acknowledges that the consideration period afforded to him prior to his execution of this Agreement was a reasonable period of time to consider fully each and every term of this Agreement, including the Release, and to seek the advice of counsel of his choosing, and that he has given the terms full and complete consideration, including the Release, and that no promise or inducement not expressed in this Agreement has been made to him.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PrinceRidge Partners LLC

By:	/s/ Jeffrey Silberman
Name: Jeffrey Silberman
Title: General Counsel

PrinceRidge Holdings LP

By:	PrinceRidge Partners LLC, its general partner

By:	/s/ Jeffrey Silberman
Name: Jeffrey Silberman
Title: General Counsel

IFMI, LLC

By:	/s/ Rachael Fink
Name: Rachael Fink
Title: General Counsel

Institutional Financial Markets, Inc.

By:	/s/ Rachael Fink
Name: Rachael Fink
Title: SVP, General Counsel & Secretary

Executive:

/s/ Ronald J. Garner

Ronald J. Garner

[Signature Page to Separation, Release and Repurchase Agreement (Ronald J. Garner)]

EXHIBIT A

FORM OF NOTE

See attached.

Form of Promissory Note

Aggregate Principal Amount:
US $1,333,485.91	October [ ], 2012

PRINCERIDGE HOLDINGS LP, a Delaware limited partnership (“Maker”), having an address at 1633 Broadway, 28th Floor, New York, NY 10019, for value received and in connection with Section 5(a) of that certain Separation, Release and Repurchase Agreement, dated October [    ], 2012 (the “Separation Agreement”), by and among Maker, Payee (as defined below) and the other parties thereto, hereby promises to pay to the order of Ronald J. Garner (“Payee”) the principal amount of One Million Three Hundred Thirty-Three Thousand Four Hundred Eighty-Five and 91/100 Dollars ($1,333,485.91) on the earlier to occur of (i) three (3) business days after the occurrence of an Event of Default (as hereinafter defined), or (ii) December 21, 2012 (the “Maturity Date”). Interest shall accrue on the unpaid balance of such principal amount at a rate equal to five percent (5%) per annum (“Interest”) from the date hereof until the aggregate principal amount is paid in full as set forth herein. Interest shall be due and payable on the Maturity Date and may be paid prior to such date. All payments of principal, Interest and fees shall be made in lawful money of the United States of America in cash at the address of Payee set forth on the signature page hereof (or such other address as Payee may designate in writing to Maker), or by wire transfer of immediately available funds to such account as Payee may designate in writing to Maker.

1.    Representation and Warranties. Maker represents and warrants to Payee that it is a limited partnership duly organized and validly existing in good standing under the laws of the State of Delaware with full power and authority to execute, deliver and perform this promissory note (this “Note”), that this Note has been duly authorized, executed and delivered by it and constitutes its legal, valid, binding and enforceable obligation and that the execution, delivery and performance of this Note does not and will not violate, constitute a default under or result in a breach of its constitutive documents, any applicable laws or regulations (as hereinafter defined) or any contract, agreement or instrument to which it is a party or by which it or its property may be bound or subject.

2.    Event of Default. If any of the following events (each, an “Event of Default”) shall occur:

(i)    Maker shall fail to pay any principal, Interest or other amount payable under this Note on the date due and otherwise in accordance with the terms hereof;

(ii)    Maker shall file a petition or commence a proceeding under any bankruptcy, insolvency or similar law of any state or any subdivision thereof or any other nation, state or political entity (whether such petition or proceeding is for relief from debts or for the appointment or authorization of a receiver, trustee, liquidator, custodian or conservator of Maker or of the whole or substantially all of its property or any other purpose), or there is filed against Maker any such petition or commenced against Maker any such proceeding, and any such petition or proceeding filed or commenced against Maker remains undismissed for a period of sixty (60) calendar days, or if Maker by any act consents to, approves of or expressly acquiesces in any such petition or proceeding; Maker shall seek relief under any such law; Maker shall make an assignment for the benefit of creditors; or a court of competent jurisdiction shall enter an order, judgment or decree, or enter an order for relief against Maker in any case commenced under any such law;

(iii)    The aggregate book value (as reflected on the balance sheet of Maker and PrinceRidge Partners LLC and determined in accordance with generally accepted accounting principles consistently applied with past practice) of the equity interests of Maker and PrinceRidge Partners LLC held by IFMI is less than $30 million; or

(iv)    Maker shall have defaulted in an obligation under the Separation Agreement which has not been cured (within any applicable cure period),

then, at any time during the continuance of any Event of Default, Payee may, by written notice to Maker, declare this Note to be forthwith due and payable, both as to principal and Interest, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or other notice of any kind, all of which are hereby expressly waived to the fullest extent permitted by law, anything contained herein to the contrary notwithstanding. Notwithstanding the preceding sentence, upon the occurrence of an Event of Default described in clause (ii) above, all amounts due under this Note shall automatically be payable without the requirement of any notice to Maker or any further act of Payee. The remedies provided above shall be in addition to any other remedy available to Payee under this Note or under applicable law, or otherwise. No delay on the part of Payee in exercising any rights hereunder shall operate as a waiver of such rights.

3.    Set-Off. With respect to any amounts owed by Payee to Maker or its affiliates, Maker may deduct from, set-off, holdback or otherwise reduce any amounts owed by Maker under this Note.

4.    Prepayment. This Note may be prepaid in whole or in part at any time and from time to time without premium, penalty or fee, together with Interest accrued on the amount prepaid to the date of any such prepayment.

5.    Waivers. The parties hereto, including Maker and all endorsers of this Note, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

6.    Transfers. Payee shall not transfer any portion of this Note without the consent of Maker unless there has been an Event of Default. Maker may treat the person in whose name this Note is registered on the Note registry maintained at such office as the holder hereof for all purposes and Maker shall not be affected by any notice to the contrary.

7.    Successors and Assigns. This Note shall be binding upon and shall inure to the benefit of Maker, Payee and their respective successors and assigns.

8.    Savings Clause. Notwithstanding the foregoing or any other provision contained in this Note, nothing contained herein shall authorize or permit the exaction or payment of Interest by Payee where the same would be unlawful or prohibited by any applicable law. In any such event, this Note shall automatically be deemed amended to permit interest charged at an amount equal to, but not greater than, the maximum permitted by applicable law.

9.    Payments. Whenever any payment of principal, Interest or any other amount due hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of Interest, if any, due in connection with any such payment. For the purposes hereof, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required by law to close.

10.    Amendments. This Note may be amended only by an agreement in writing, which is signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought.

11.    Notices. Except as otherwise provided herein, all notices, demands and other communications (“notices”) to either party hereto under this Note shall be in writing and shall be delivered or sent to such party at the address shown below its name on the signature pages hereof, or to such other address as may be given by proper notice. Any notice given hereunder shall not be deemed effective until actually received.

12.    Governing Law. This Note and any documents and instruments delivered in connection herewith and the rights and duties of Maker and Payee shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (excluding the laws applicable to conflicts or choice of law).

13.    Waiver of Jury Trial. The parties hereto knowingly, voluntarily and expressly waive all right to trial by jury in any action, proceed or counterclaim enforcing or defending any rights arising out of or relating to this Note.

[Signature page follows]

IN WITNESS WHEREOF, this Note has been executed and delivered on the date first above written by duly authorized representatives of Maker.

PRINCERIDGE HOLDINGS LP

By:
Name:
Title:

Address: 1633 Broadway, 28th Floor
New York, NY 10019
Attention: Chief Executive Officer

ADDRESS OF PAYEE:

687 Highview Drive
Wyckoff, NJ 07481

[Signature Page to Promissory Note]

EXHIBIT B

FORM OF ASSIGNMENT

See attached.

FORM OF ASSIGNMENT OF SECURITIES

THIS ASSIGNMENT OF SECURITIES (this “Assignment”), dated as of October [            ], 2012, is entered into by Ronald J. Garner (“Executive”) in favor of PrinceRidge Partners LLC, a Delaware limited liability company (“PrinceRidge LLC”) and PrinceRidge Holdings LP, a Delaware limited partnership (together with PrinceRidge LLC, “PrinceRidge”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Separation Agreement (as defined below).

RECITALS

WHEREAS, Executive and PrinceRidge are contemporaneously entering into that certain Separation, Release and Repurchase Agreement, dated as of the date hereof (the “Separation Agreement”), by and among PrinceRidge, Executive, IFMI, LLC, and Institutional Financial Markets, Inc.; and

WHEREAS, the parties hereto are entering into this Assignment pursuant to the terms and conditions of Section 5(c) of the Separation Agreement in order to effectuate the assignment and transfer by Executive to PrinceRidge all of Executive’s right, title and interest in, to and under the Securities as contemplated by the Separation Agreement.

NOW, THEREFORE, in consideration of the Purchase Price, and the representations, warranties, covenants and agreements contained in this Assignment and the Separation Agreement, and intending to be legally bound hereby, PrinceRidge and Executive agree as follows:

1.	Assignment of Securities. Executive hereby assigns, transfers and delivers to PrinceRidge all of Executive’s right, title and interest in, to and under the Securities.

2.	Further Assurances. At any time and from time to time after the date hereof, Executive shall execute and deliver, upon PrinceRidge’s request, all such further documents and instruments and shall do and perform all such acts as may be reasonably necessary to give full effect to this Assignment and to vest title to the Securities in PrinceRidge.

3.	Governing Law; Miscellaneous. This Assignment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in such state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Facsimile or electronic signatures shall be treated as original signatures.

[Signature page follows]

B-1

IN WITNESS WHEREOF, the undersigned has executed this Assignment of Securities as of the date first above written.

EXECUTIVE

By:
Name: Ronald J. Garner

B-2